SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 30, 2003

Date of Report (Date of earliest event reported)

Altris Software, Inc.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-15935	95-3634089
(Commission File Number)	(IRS Employer Identification No.)

10052 Mesa Ridge Court, Suite 100, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 625-3000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

On September 30, 2003, Altris Software, Inc., a California corporation doing business as Spescom Software Inc. (the “Company”), issued 5,291 shares of its Series F Convertible Preferred Stock (the “Preferred Shares”) in consideration of the cancellation of $5,291,102.85 of its debt owed to the Company’s majority shareholder, Spescom Limited (“Spescom”) and Spescom’s United Kingdom subsidiary, Spescom Ltd. (“Spescom UK”).

The Preferred Shares are convertible into the Company’s common stock at an initial conversion price of $0.45 per share (subject to certain adjustments set forth in the related Certificate of Determination for the Preferred Shares) representing a total of 11,758,006 shares of the Company’s common stock.  Such conversion may occur at the option of the holder until September 30, 2008.  On that date, any outstanding Preferred Shares not previously converted are to be converted automatically.  Because the number of authorized shares of the Company’s common stock is not currently sufficient for the conversion of all of the Preferred Shares, full conversion is contingent on the amendment of the Company’s certificate of incorporation to increase the number of authorized common shares.  The Company has agreed to obtain approval of such amendment before December 31, 2003.

The Preferred Shares are entitled to a liquidation preference equal to $1,000.00 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends at an annual rate of 8% compounded annually from the date of accrual.  The Preferred Shares are also entitled to receive dividends of 5% of the stated value of $1,000.00 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors).  Unpaid dividends accrue interest at the rate of 8% per annum.  As part of the transaction, Spescom Limited and Spescom UK received certain demand and piggyback registration rights with respect to the common stock underlying the Preferred Shares.

On October 10, 2003, the Company issued a press release regarding this debt conversion transaction. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Included herein as Exhibit 99.2 to this Form 8-K is the Debt Conversion Agreement between the Company. Spescom and Spescom UK.

Included herein as Exhibit 99.3 to this Form 8-K is the Certificate of Determination of Series F Convertible Preferred Stock of the Company.

Also, included herein as Exhibit 99.4 to the Form 8-K is the Registration Rights Agreement between the Company, Spescom and Spescom UK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altris Software, Inc.

Date: October 10, 2003	By:	/s/ John W. Low
John W. Low Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	October 10, 2003 Press Release issued by Altris Software, Inc.
99.2	Debt Conversion Agreement
99.3	Certificate of Determination of Series F Convertible Preferred Stock
99.4	Registration Rights Agreement